EXHIBIT 99.1


DATA SYSTEMS & SOFTWARE INC. ANNOUNCES NASDAQ NOTIFICATION

Tuesday May 25, 5:00 pm ET

MAHWAH, N.J., May 25 /PRNewswire-FirstCall/-- Data Systems & Software Inc. (Nasdaq: DSSI - NEWS) today announced receipt of a notice from the Nasdaq Office of Listing Qualifications Hearings notifying the Company that it is not in compliance with the requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(2)(B), and that the Nasdaq Listing Qualifications Panel will consider such deficiency in rendering a decision concerning the continued listing of the Company's Common Stock on The Nasdaq SmallCap Market. As applied to the Company, Nasdaq Marketplace Rule 4310(c)(2)(B) requires that the Company maintain shareholders' equity of not less than $2.5 million. The Company's shareholders' equity as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 was $2.44 million.

In its submission to Nasdaq dated today, the Company stated that it believes that its non-compliance with Nasdaq Marketplace Rule 4310(c)(2)(B) was temporary and set forth its short-term and long-term plans to maintain compliance with Nasdaq's minimum shareholders' equity requirement. The Company's short-term plan calls for compliance to be reflected in the Company financial statements which will be included in its Quarterly Report on Form 10-Q for the second quarter of 2004. The Company's plan for long-term compliance is based upon the previously announced pending strategic transaction with Kardan Communications Ltd. which, if and when consummated, would increase the Company's shareholders' equity well beyond the minimum requirement over the long-term. Additional information regarding the pending transaction with Kardan is included in the Company's Current Report on Form 8- K as filed with the Securities and Exchange Commission on April 19, 2004.

About Data Systems & Software Inc.

Data Systems & Software Inc. is a provider of software consulting and development services and is an authorized direct seller and value-added reseller of computer hardware. Its Comverge affiliate provides energy intelligence solutions to utilities. For more information, contact: George Morgenstern, CEO,
(201) 529-2026, IR@DSSIINC.COM.

This press release includes forward-looking statements, which are subject to risks and uncertainties. Actual results may vary from those projected or implied by such forward-looking statements. There is no assurance that (i) the Listing Panel will accept the Company's plan for compliance with the minimum shareholders' equity requirement and allow the continued listing of the Company's Common Stock on the Nasdaq SmallCap Market, (ii) the Company will be able to achieve and/or maintain compliance with the minimum shareholders' equity or the other listing maintenance standards of The Nasdaq SmallCap Market, (iii) the Company will complete the transaction with Kardan as contemplated by the agreement in principle, which is subject to the negotiation and execution of a definitive agreement between the Company and Kardan, approval by the directors of both companies, satisfactory completion of due diligence and applicable governmental approvals, or (iv) the contemplated transaction with Kardan will be approved by the Company's shareholders as required by Nasdaq's qualitative maintenance standards. A discussion of risks and uncertainties which may affect the Company's business generally is included in "Business-Factors Which May Affect Future Results" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.


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CONTACT:
     George Morgenstern, CEO
     Data Systems & Software Inc.
     (201) 529-2026
     E-mail: IR@DSSIINC.COM